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                                   EXHIBIT 23

                               CONSENT OF AUDITORS

The Board of Directors
Mahaska Investment Company:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Mahaska Investment Company of our report dated February 12, 1999, relating to the consolidated balance sheets of Mahaska Investment Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholder's equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Mahaska Investment Company.

/s/ KPMG Peat Marwick LLP

Des Moines, Iowa
March 26,1999